EXHIBIT 99.1

Contact:
Curt Stoelting
CEO
ph: 630-573-7326
or
Jody Taylor
CFO
ph: 630-573-7328

RC2 Corporation Reports Strong Third Quarter Results Driven by Organic Sales Growth and Increased Operating Leverage

Oak Brook, IL - October 25, 2005 - RC2 Corporation (NASDAQ:RCRC) today announced its results for the third quarter and nine months ended September 30, 2005. Net income was $18.3 million or $0.85 per diluted share in the 2005 third quarter as compared with $14.0 million or $0.68 per diluted share in the year ago third quarter. Net income for the nine months ended September 30, 2005 was $35.9 million or $1.67 per diluted share as compared with $23.1 million or $1.20 per diluted share for the nine months ended September 30, 2004. Net income per diluted share for the third quarter and nine months ended September 30, 2005 were positively impacted by $0.06 from a gain on the sale of assets, which is discussed below. During the quarter the Company completed its valuation of the assets acquired in The First Years Inc. (The First Years) transaction. This resulted in amortization expense being recorded of approximately $0.6 million for the period from September 16, 2004 through September 30, 2005, negatively impacting diluted earnings per share by approximately $0.03 for both the quarter and year to date periods of 2005. Net income per diluted share for the third quarter and the nine months ended September 30, 2004 also were negatively impacted by $0.02 per diluted share due to the write-off of deferred financing fees upon the refinancing of the prior debt facility. Results for 2004 include Playing Mantis, Inc. (Playing Mantis) from June 1, 2004 and The First Years from September 16, 2004.

Third Quarter Operating Results
Net sales for the third quarter increased 29% to $142.6 million compared with $110.3 million for the third quarter a year ago. The net sales increase was primarily attributable to the addition of The First Years, which is reflected in the significant sales increase in the infant products category. (Refer to the attached supplemental sales reporting schedule.) Current year third quarter net sales, excluding $0.8 million in net sales for the previously announced discontinued product lines, increased 8% when compared with pro forma third quarter 2004 net sales, excluding $6.5 million in net sales from the discontinued product lines. The pro forma consolidated data assume that the acquisitions of Playing Mantis and The First Years occurred as of January 1, 2004.

Gross margin decreased to 48.9% from 50.8%. The third quarter gross margin reflects the impact of The First Years, which had historical gross margins lower than RC2’s as well as a less favorable product mix and higher freight and product costs than that experienced in the third quarter of 2004. Selling, general and administrative expenses as a percentage of net sales decreased to 28% in the third quarter of 2005 compared with 30.4% in the third quarter of 2004. This decrease is due to operating leverage gained from increased sales and integration cost savings from the 2004 acquisitions and disciplined control over discretionary operating costs. Operating income increased 37% to $30.9 million or 21.7% of net sales from $22.5 million or 20.4% of net sales in the prior year third quarter and includes approximately $2.0 million in gain on sale of assets and approximately $0.8 million in amortization expense related to the 2004 acquisitions. Operating income for the quarter ended September 30, 2005, excluding the $2.0 million in gain on sale of assets was $28.9 million or 20.3% of net sales, an increase of $6.4 million or 29% over the prior year third quarter. Actual results for 2005 third quarter operating income increased $5.7 million or 22% over pro forma operating income of $25.2 for the quarter ended September 30, 2004, primarily due to integration cost savings realized in the current year.

Additional Third Quarter Financial Information
During the quarter the Company completed its valuation of assets acquired in The First Years transaction. As a result, approximately $40 million in other intangible assets have been recorded on the balance sheet that previously were reflected in goodwill. Some of these intangible assets were also deemed to have a specified useful life which has resulted in third quarter 2005 “catch-up” amortization expense of approximately $0.6 million. This amortization expense relates to the period from September 16, 2004 through September 30, 2005. The future quarterly amortization expense of intangible assets related to the 2004 acquisitions is approximately $0.3 million.

Additionally during the third quarter, the Company sold assets related to the W. Britain product line of collectible pewter toy soldiers and accessories for cash totaling approximately $2.9 million. This transaction resulted in a gain of approximately $2.0 million which is included in operating income. Net sales recorded by the Company attributable to this product line were approximately $3.1 million for the full year 2004 and approximately $1.7 million for the nine months ended September 30, 2005.

Year to Date Operating Results
Net sales for the nine months ended September 30, 2005 increased 44% to $347.9 million compared with $241.0 million for the nine months ended September 30, 2004. The increase was primarily attributable to the 2004 acquisitions, especially the significant sales increase in the infant products category. (Refer to the attached supplemental sales reporting schedule.) Current year to date net sales, excluding $2.5 million in net sales for the previously announced discontinued product lines, increased 4% compared with pro forma nine month 2004 net sales excluding $17.4 million in net sales from the discontinued product lines.

Gross margin for the nine months ended September 30, 2005 decreased to 49.3% as compared with 51.4% for the comparable period in 2004, due again to a more favorable product mix in 2004, the impact of our 2004 acquisitions and higher freight and product costs. The 2005 year to date gross margin increased over the 2004 year to date pro forma gross margin of 48.8%. Selling, general and administrative expenses as a percentage of net sales were 32.2% for the first nine months of 2005 as compared with 35.5% for the same period in 2004. Operating income increased 59% to $60.5 million or 17.4% of net sales for the nine months ended September 30, 2005 as compared with $38.1 million or 15.8% of net sales for the nine months ended September 30, 2004. Operating income for the 2005 year to date period includes approximately $2.0 million in gain on the sale of assets and approximately $1.1 million in amortization expense related to the 2004 acquisitions. Operating income for the nine months ended September 30, 2005, excluding the $2.0 million gain on sale of assets was $58.6 million or 16.8% of net sales, an increase of $20.5 million or 54% over the prior year to date period. Actual results for 2005 year to date operating income increased $12.9 million or 27% over pro forma operating income for the nine months ended September 30, 2004 of $47.7 million primarily due to integration cost savings realized in the current year.

Cash and Debt
During the third quarter, the Company increased the borrowings on its credit facility by approximately $16 million, primarily to fund increases in inventory and accounts receivable. As of September 30, 2005, the Company’s outstanding debt balance was $117 million, its cash balances exceeded $20 million, and it had approximately $53 million of borrowing capacity under its current credit agreement.

Commentary
Curt Stoelting, CEO of RC2 commented, “We are very pleased with our third quarter results and our performance through the first nine months of 2005, especially in light of the current economic environment, increased product and transportation costs and negative consumer trends. In our seasonally-high third quarter, our team delivered a significant increase in operating profits and organic sales growth of over 8%. Our results reflect the successful integration of our 2004 acquisitions and our focus on organically growing our key brands on a sustainable basis while mitigating, through cost containment and selective price increases, much of the cost increases that we have experienced so far in 2005. Cost pressures continue to exist, and we are continuing our efforts to optimize product development and supply chain costs and implement additional price increases in 2006.

“During the third quarter we increased sales in our children’s toy category by over 40% led by our successful launch of Bob the Builder while continuing to grow our Thomas & Friends and John Deere toy product lines. In the third quarter, we shipped over $9 million of the Bob the Builder product line bringing our year to date net sales total to approximately $10.5 million. Initial retail sales of our Bob the Builder product line have been very positive even though much of the promotion related to the new Bob the Builder Project: Build It episodes and our product line is scheduled to take place in the fourth quarter. During the fourth quarter, we plan to utilize TV and other promotional support to maximize our launch of Bob the Builder in North America, Europe and Asia Pacific. For 2006 we plan to launch additional new products in our Bob the Builder, Thomas & Friends and John Deere toy product lines as well as launch an exciting new line of Johnny Lightning® toy vehicles and play sets.

“We are also pleased to report a third quarter pro forma sales increase of nearly 4% in our infant products category. During the quarter, we experienced growth in our feeding and care segments. In the fourth quarter, we plan to launch our initial 2006 new infant products. Many of these are the first new products created after The First Years acquisition and marketed under The First Years by Learning Curve brand, including the new licensed version of our Take and Toss® toddler feeding system and our new Soothie Bottle feeding system. We expect new product introductions in the infant products category to increase throughout 2006 and 2007, as we work to increase our market share in this category.

“The collectible products category continues to experience negative industry-wide sales trends, especially in the U.S. market. Our collectible products sales declined by 32% in the third quarter, which was disappointing. During the quarter we experienced a slight decline in our Ertl / John Deere collectibles which when combined with expected continuing declines in NASCAR, Orange County / American Chopper, The Fast and The Furious and Memory Lane seasonal figures accounted for the majority of the decline in this category. At this week’s New York toy show we are announcing a new brand of premium collectible vehicles called JL Full Throttle™. This brand, which is scheduled to launch in the fall of 2006, is targeted at teens and young adults and will feature highly-detailed and stylized cars, trucks and SUV’s in two sizes. Segments of this brand will also contain products licensed from award-winning automotive designer Chip Foose and TLC’s Overhaulin’ television show.

“Sales results in the third quarter reflect our commitment to growth in multiple channels of distribution. We saw positive pro forma comparisons in all channels except OEM dealers, which were flat, and direct to consumer sales, which declined due to our decision to discontinue distribution of our products at NASCAR events. In the second half of 2005, we are seeing a continuation of retailer ordering trends which shifts our sales closer and closer to consumer retail sales.”

Stoelting concluded, “We look forward to the fourth quarter of this year and to 2006. We believe RC2 has a unique business model, focused on building and growing a sustainable portfolio of leading brands. Our diverse brands, product lines and channels of distribution provide stability and create multiple areas of opportunity for future growth.”

Financial Outlook
The 2005 outlook remains unchanged from the outlook detailed in our second quarter release. Pro forma 2004 net sales excluding discontinued product lines and trackside event sales totaled $468.8 million. The Company expects overall sales growth in 2005 from this base level of 2004 sales. Overall sales increases are dependent on a number of factors including continued success and expansion of existing product lines and successful introductions of new products and product lines and are impacted by seasonality, overall economic conditions including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders.

The Company expects seasonality will continue to be a significant factor and that the majority of 2005 second half sales and earnings increases as measured against pro forma 2004 results are likely to occur in the fourth quarter. Given the results reported through September 30, 2005 and based on current sales and margin estimates for the remainder of the year, the Company expects that full year 2005 diluted earnings per share will be in a range of $2.40 to $2.50, excluding the impact of amortization expense related to the 2004 acquisitions, the gain from the sale of the W. Britain product line and any additional tax charge related to the repatriation of foreign funds in the fourth quarter under the American Jobs Creation Act.

Company Description
RC2 Corporation (www.rc2corp.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, hobby and infant care products that are targeted to consumers of all ages. RC2’s infant and preschool products are marketed under its Learning Curve®family of brands which includes The First Years®, Eden® and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street. RC2 markets its collectible and hobby products under a portfolio of brands including Racing Champions®, Ertl®, Ertl Collectibles®, American Muscle™, Johnny Lightning®, AMT®, Polar Lights®, Press Pass®, JoyRide® and JoyRide Studios®. RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. ET on Tuesday, October 25, and is available live and in replay to all analysts/investors through a webcast service. To listen to the live call, go to www.earnings.com or www.vcall.com at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on CCBN and VCALL.

Forward Looking Statements
Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following: the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; increases in the cost of raw materials used to manufacture the Company’s products and increases in freight costs could increase the Company’s cost of sales and reduce the Company’s gross margins; currency exchange rate fluctuations, particularly in the Chinese Renminbi or the Hong Kong dollar, could increase the Company’s expenses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; competition in the markets for the Company's products may increase significantly; the Company is dependent upon continuing licensing arrangements with vehicle manufacturers, agricultural equipment manufacturers, major race sanctioning bodies, race team owners, drivers, sponsors, agents and other licensors; the Company may experience unanticipated negative results of litigation; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its vehicle replicas and certain other products; the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; and general economic conditions in the Company's markets. Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$142,567	$110,289	$347,867	$240,988
Cost of sales (1)	72,833	54,283	176,267	117,235
Gross profit	69,734	56,006	171,600	123,753
Selling, general and administrative expenses(1)	39,943	33,497	111,917	85,638
Amortization of intangible assets	845	-	1,095	-
Gain on sale of assets	(1,953)	-	(1,953)	-
Operating income	30,899	22,509	60,541	38,115
Interest expense	1,522	1,011	4,557	2,465
Other expense (income)	4	(345)	(347)	(430)
Income before income taxes	29,373	21,843	56,331	36,080
Income tax expense	11,113	7,864	20,480	12,989
Net income	$18,260	$13,979	$35,851	$23,091

(1)  Depreciation expense was approximately $3.7 million and $3.3 million for the quarters ended September 30, 2005 and 2004, respectively.
       Depreciation expense was approximately $10.3 million and $9.3 million for the nine months ended September 30, 2005 and 2004, respectively.

EPS:
Net income per share
Basic	$0.88	$0.72	$1.74	$1.28
Diluted	$0.85	$0.68	$1.67	$1.20
Weighted average shares outstanding
Basic	20,656	19,348	20,582	18,108
Diluted	21,594	20,443	21,525	19,205

	Selected Consolidated Balance Sheet Data
	September 30, 2005	June 30, 2005	September 30, 2004
	(Unaudited)	(Unaudited)	(Unaudited)

Cash and cash equivalents	$20,077	$11,264	$25,128
Trade accounts receivable, net	113,861	87,333	100,968
Inventory	88,097	78,361	71,519
Accounts payable and accrued expenses	85,495	76,511	77,683
Line of credit	47,000	27,000	80,000
Notes payable	70,000	73,750	85,000
Stockholders' equity	$382,820	$364,178	$331,977

General Notes:
(a) Results for 2004 include Playing Mantis, Inc. from June 1, 2004 and The First Years Inc. from September 16, 2004. As these acquisitions were accounted for under the purchase method, periods prior to the acquisition effective dates do not include any results for Playing Mantis or The First Years.

RC2 Corporation and Subsidiaries
Supplemental Sales Reporting

(in thousands) (unaudited)
Net sales by category:	Quarter ended Sept. 30, 2005	Quarter ended Sept. 30, 2004	Nine months ended Sept. 30, 2005	Nine months ended Sept. 30, 2004
Collectible products	$34,862	$51,505	$90,201	$110,639
Children’s toys	66,543	47,227	140,121	109,281
Infant products	41,162	11,557	117,545	21,068
Net sales	$142,567	$110,289	$347,867	$240,988

Net sales by channel:
Chain retailers	$88,901	$57,969	$214,212	$114,061
Specialty and hobby wholesalers and retailers	34,252	31,710	92,290	83,842
OEM dealers	13,268	13,436	27,084	24,690
Corporate promotional	5,643	4,488	12,575	11,405
Direct to consumers	503	2,686	1,706	6,990
Net sales	$142,567	$110,289	$347,867	$240,988